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Elgin, Illinois                                             Contact Person:
February 11, 2005                                           James J. Kovac
Company Press Release                                       President
                                                            847-741-3900


 EFC BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2004 OPERATING RESULTS

      Barrett J. O'Connor, Chief Executive Officer of EFC Bancorp, Inc. (AMEX:
EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three months and year ended December 31, 2004 of $2.1 million and $6.8 million, respectively, compared to $1.7 million and $7.2 million for the comparable prior year periods. For the three months ended December 31, 2004, basic and diluted earnings per share increased 17.1% and 15.4% to $0.48 and $0.45, respectively, from $0.41 and $0.39 for the comparable prior year periods. In addition, for the year ended December 31, 2004, basic and diluted earnings per share decreased 7.1% and 6.8% to $1.58 and $1.50, respectively, from $1.70 and $1.61 for the comparable prior year periods. These results include an other-than-temporary, non-cash, non-operating pre-tax impairment charge of approximately $1.1 million relating to the Company's write-down of its investment in Fannie Mae preferred stock.

         Total assets at December 31, 2004 were $1.0 billion, which represents an increase of $106.8 million, or 11.9%, compared to $897.1 million at December 31, 2003. The increase in total assets was primarily the result of an increase in net loans receivable of $90.9 million, or 12.7%, to $807.8 million at December 31, 2004 from $716.9 million at December 31, 2003. This increase was the result of increases of $96.9 million in commercial loans, $6.1 million in one-to-four family loans, and $3.8 million in home equity loans, the effect of which was offset by a $15.5 million decrease in construction loans. The increase in commercial loans resulted in a $211.5 million balance at December 31, 2004. The growth in one-to-four family residential loans was offset by the bulk loan sale of $34.7 million of fixed rate mortgages, which occurred in early 2004. In addition, cash and cash equivalents increased $9.0 million, or 41.3%, to $30.9 million at December 31, 2004 from $21.9 million at December 31, 2003, investment


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securities, increased $2.1 million, or 2.4%, to $92.8 million at December 31,
2004 from $90.7 million at December 31, 2003, and office properties and equipment increased $6.6 million, or 37.5%, to $24.3 million at December 31, 2004 from $17.7 million at December 31, 2003, which is primarily due to the Company's continued branch expansion efforts. These increases were partially offset by a decrease in real estate held for development of $2.7 million, or 63.1%, to $1.5 million at December 31, 2004 from $4.2 million at December 31, 2003. The loan growth was funded by increases in deposits and borrowed money. Deposits increased $74.2 million, or 12.4%, to $671.0 million at December 31, 2004 from $596.8 million at December 31, 2003. Borrowed money, primarily representing FHLB advances, increased $25.2 million to $237.0 million at December 31, 2004 from $211.8 million at December 31, 2003.

         Stockholders' equity increased $7.1 million to $85.5 million at December 31, 2004 from $78.4 million at December 31, 2003. The increase in stockholders' equity was primarily the result of the Company's net income for the year ended December 31, 2004, which was partially offset by stock repurchases, and dividends paid. As of December 31, 2004, there were 4,744,513 shares of common stock outstanding, resulting in a book value of $18.03 per share.

         Net interest income before provision for loan losses increased by $152,000 or 2.5%, to $6.2 million for the three months ended December 31, 2004. This increase is primarily due to an increase in the average interest-earning assets of $107.6 million or 12.8% for the three months ended December 31, 2004 as compared to the prior year period, the effect of which was partially offset by a decrease in average yield on interest-earning assets of 19 basis points for the three months ended December 31, 2004 from the comparable prior year period. The average yield on interest-earning assets decreased to 5.35% for the three months ended December 31, 2004 from 5.54% for the comparable prior year period. Net interest income before provision for loan losses decreased $256,000, or 1.1% to $24.0 million for the year ended December 31, 2004 as compared to the prior year. This decrease is primarily due to a decrease in average yield on interest-earning assets of 53 basis points for the year ended December 31, 2004. The average yield on interest-earning assets decreased to 5.27% for the year ended December 31, 2004 from 5.80% for the comparable prior year period, the effect of which was partially offset by an increase in the average interest-earning assets of $103.2 million from the prior year. The increase in


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average interest-earning assets is primarily the result of placing a greater emphasis on commercial loan growth. Commercial loans increased $96.9 million, or 84.6%, to $211.5 million at December 31, 2004 from $114.6 million at December 31, 2003. The decreases in the average yield on interest earning assets are due to the overall lower interest rate environment experienced during a large part of 2004 as compared to 2003. Average interest-bearing liabilities increased $99.0 million and $100.4 million for the three months and year ended December 31, 2004, respectively, compared to the prior year periods. The average cost of interest-bearing liabilities increased 7 basis points to 2.88% for the three months ended December 31, 2004 from 2.81% for the three months ended December 31, 2003 and decreased 18 basis points to 2.81% for the year ended December 31, 2004 from 2.99% for the year ended December 31, 2003. The increase in cost of interest-bearing liabilities during the last quarter of 2004 was due to rising short-term interest rates during the last half of 2004. Interest rate spread decreased 26 basis points to 2.47% for the three months ended December 31, 2004 from 2.73% for the three months ended December 31, 2003 and decreased 35 basis points to 2.46% for the year ended December 31, 2004 from 2.81% for the year ended December 31, 2003. In addition, net interest margin decreased 26 basis points to 2.73% for the three months ended December 31, 2004 from 2.99% for the three months ended December 31, 2003 and 38 basis points to 2.73% for the year ended December 31, 2004 from 3.11% for the year ended December 31, 2003. On a quarterly basis, from the three-months ended March 31, 2003 to the three months ended September 30, 2004, the Bank experienced a decrease in both the average yield on interest earning assets and interest rate spread. In the aggregate, average yield on interest earning assets declined from 6.15% to 5.17% and interest rate spread declined from 2.92% to 2.33%, respectively. However, from the three months ended September 30, 2004 to the current three-month period ended December 31, 2004 the yield on interest earning assets has increased to 5.35% and the interest rate spread increased to 2.47%. This is primarily due to the current interest rate environment and recent interest rate increases. Management continues to monitor the net interest margin. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses increased $60,000 to $210,000 for the three months ended December 31, 2004 and $147,000 to $760,000 for the year ended December 31, 2004, as compared to the prior year periods. The increase in the provision for loan losses is primarily due to an increase in commercial loans, which increased 84.6% during 2004 and the inherent risk in the commercial loan portfolio.

         Noninterest income increased $115,000, or 7.7%, to $1.6 million for the three months ended December 31, 2004 from the prior year period. The increase is primarily due to increases of $1.4 million in gain on sale of property owned by a joint venture in which the Company has a 50% interest, $262,000 in gains on sale of securities and $277,000 in service fees. These increases were partially offset by decreases of $251,000 in revenues generated by Computer Dynamics Group, Inc. ("CDGI"), $151,000 in gains on sale of foreclosed real estate and $121,000 in insurance and brokerage commissions. In addition, the Company recorded an other-than-temporary, non-cash, non-operating pre-tax impairment charge of approximately $1.1 million relating to the Company's write-down of its investment in Fannie Mae preferred stock. The Company recorded the write-down, in accordance with GAAP, because the fair value has been below cost for an extended period and a recovery in fair value is not assured within a reasonably short period of time. Noninterest income increased $243,000, or 4.2%, to $6.0 million for the year ended December 31, 2004 from the prior year. The increase is due to increases of $1.5 million in gains on sale of property, $802,000 in service fees, $122,000 in insurance and brokerage commissions and $133,000 in gains on sale of loans. These increases were partially offset by decreases of $582,000 in revenues generated by CDGI, $305,000 in gains on sale of securities, $192,000 in gains on sale of foreclosed real estate and the $1.1 million pre-tax impairment charge explained above. The gains on sale of property primarily consists of $149,000 gain on the sale of an office building previously occupied by the Bank, $93,000 related to the gain on sale of a single-family house located in a subdivision developed by the Bank's wholly-owned subsidiary EFS Service Corporation and $1.4 million gain on the sale of property described above. This property was developed by EFS Service Corporation as a joint venture. The property consists of 80 acres of land zoned for single-family residences. In addition, the decrease in income generated by CDGI is largely due to a decrease in sales due to a weaker demand for CDGI's services.

         Noninterest expense increased by $159,000, or 3.3%, to $5.0 million for the three months ended December 31, 2004 over the comparable period in 2003. Expenses relating to professional audit and outsourced internal audit fees increased $67,000 and advertising increased $74,000 from the comparable period in 2003. These increases were partially offset by a decrease of $90,000 in compensation and benefits. Noninterest expense increased by $1.5 million, or 7.8%, to $20.1 million for the year ended December 31, 2004 over the comparable prior year period. Of this increase, $424,000 was due to a non-recurring charge related to the Company's majority-owned subsidiary CDGI. The Company was informed in October of the bankruptcy filing of its minority partner in CDGI. Accordingly, a receivable from the minority owner totaling $265,000 was written-off. Additionally, upon notification of the bankruptcy, the Company recorded its investment in CDGI as a wholly-owned subsidiary, which resulted in a $159,000 charge to expense to eliminate the minority interest. In addition, other increases in noninterest expenses are as follows: $184,000 was directly related to compensation and benefits, $157,000 was related to data processing, $242,000 was related to advertising and $229,000 was related to professional audit and outsourced internal audit fees.

         The effective tax rate for the three months ended December 31, 2004 was 20.8% as compared to 32.9% for the prior year period. The effective rate for the year ended December 31, 2004 was 25.0% as compared to 33.8% for the year ended December 31, 2003. The decrease in the effective tax rate is primarily due to a reduction in the accrued income tax liability, which resulted from a detailed analysis completed by the Company in the fourth quarter of 2004 of tax amounts due and related tax uncertainties.

         On December 22, 2004, the Company announced an increase in its quarterly dividend to $0.1625 from $0.1550 per share. Payment of the cash dividend was made on January 11, 2005 to shareholders of record on December 31, 2004.

         On February 10, 2005 the Company's stock price closed at $26.50 per share on the American Stock Exchange. The Company's dividend yield totaled 2.45%.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $1.0 billion in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains nine full service offices in Elgin and surrounding communities. A new EFS Bank office was opened in St. Charles, Illinois in September 2004.


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         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

      Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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

EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
===============================================================================================================================
                                                                                  December 31,    September 30,   December 31,
                                                                                      2004             2004           2003
-------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total assets                                                                     $ 1,003,915         999,002         897,093
  Loans receivable, net                                                                807,834         794,015         716,884
  Investment securities available-for-sale                                              92,847          96,176          90,656
  Mortgage-backed securities available-for-sale                                          9,977          10,878          10,165
  Deposits                                                                             671,036         672,660         596,764
  FHLB Advances                                                                        237,000         232,000         204,700
  Stockholders' equity                                                                  85,535          83,181          78,404
  Non-performing assets                                                                  2,930           2,548           2,767
  Non-performing loans                                                                   2,930           2,548           2,767
  Allowance for loan losses                                                              4,496           4,286           3,755
-------------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                                                           8.52%            8.33%           8.74%
  Allowance for loan losses as a % of nonperforming assets                             153.45%          168.21%         135.71%
  Allowance for loan losses as a % of nonperforming loans                              153.45%          168.21%         135.71%
  Allowance for loan losses as a % of loans, net                                         0.56%            0.54%           0.52%
  Book value per share                                                             $    18.03            17.74           17.07
  Market value per share                                                                26.05            25.17           23.90
  Dividends per share (for the quarter ended)                                          0.1625           0.1550          0.1475
===============================================================================================================================

                                                                     Three months ended          Year ended
                                                                        December 31,            December 31,
                                                               ----------------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA                                2004            2003            2004            2003
  (IN THOUSANDS, EXCEPT PER SHARE DATA):                       ----------------------------------------------------------------
  Interest income                                               $     12,436          11,438          46,954          45,750
  Interest expense                                                     6,200           5,354          23,003          21,543
                                                               --------------------------------------------------------------
    Net interest income before provision for loan losses               6,236           6,084          23,951          24,207
  Provision for loan losses                                              210             150             760             613
                                                               --------------------------------------------------------------
    Net interest income after provision for loan losses                6,026           5,934          23,191          23,594
  Noninterest income                                                   1,612           1,497           5,979           5,736
  Noninterest expense                                                  4,997           4,839          20,070          18,610
                                                               --------------------------------------------------------------
    Income before income tax expense and minority interest             2,641           2,592           9,100          10,720
  Income tax expense                                                     550             852           2,278           3,619
                                                               --------------------------------------------------------------
    Income before minority interest                                    2,091           1,740           6,822           7,101
  Minority interest                                                        -               2               -              84
                                                               --------------------------------------------------------------
    Net income                                                  $      2,091           1,742           6,822           7,185
                                                               ==============================================================

  Earnings per share - basic                                    $       0.48            0.41            1.58            1.70
  Earnings per share - diluted                                          0.45            0.39            1.50            1.61

-------------------------------------------------------------------------------------------------------------------------------

                                                                     Three months ended                 Year ended
                                                                        December 31,                    December 31,
                                                               -------------------------------------------------------------
                                                                    2004            2003            2004            2003
                                                               -------------------------------------------------------------
SELECTED RATIOS:
  Return on average assets (1)                                       0.83%           0.78%           0.71%           0.84%
  Return on average equity (1)                                       9.92%           8.98%           8.36%           9.40%
  Noninterest expense to average total assets (1)                    1.99%           2.17%           2.09%           2.19%
  Efficiency ratio (3)                                               63.7%           63.8%           67.1%           62.2%

  Tax equivalent net interest margin:
  Interest income as stated                                      $ 12,436          11,438        $ 46,954          45,750
  Add: Tax equivalent adjustment - investments (2)                    225             193             816             799
           Tax equivalent adjustment - loans (2)                        1               -               3               4
                                                                 --------          ------        --------          ------
  Tax equivalent interest income                                 $ 12,662          11,631        $ 47,773          46,553
                                                                 ========          ======        ========          ======

  Net interest margin without tax adjustment (1)                     2.63%           2.90%           2.64%           3.01%
  Net interest margin - tax equivalent (1)(2)                        2.73%           2.99%           2.73%           3.11%
  Yield on interest-earning assets without tax adjustment (1)        5.25%           5.45%           5.18%           5.70%
  Yield on interest-earning assets  - tax equivalent (1)(2)          5.35%           5.54%           5.27%           5.80%
  Yield on interest-bearing liabilities (1)                          2.88%           2.81%           2.81%           2.99%
  Interest rate spread without tax adjustment (1)                    2.37%           2.64%           2.37%           2.71%
  Interest rate spread  - tax equivalent (1)(2)                      2.47%           2.73%           2.46%           2.81%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):
                                                                     Three months ended                 Year ended
                                                                        December 31,                    December 31,
                                                               -------------------------------------------------------------
                                                                    2004            2003            2004            2003
                                                               -------------------------------------------------------------
  Total assets                                                   $  1,005,087        893,762       $ 961,951         851,367
  Mortgage receivable, net                                            571,979        571,808         571,337         548,632
  Other loans, net                                                    235,906        139,131         197,407         116,677
  Total deposits                                                      626,408        552,373         603,920         528,897
  Borrowings                                                          233,667        208,700         215,842         190,450
  Stockholders' equity                                                 84,334         77,604          81,626          76,425

  (1)  Annualized.
  (2)  This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3)  The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision of loan losses and noninterest income.
============================================================================================================================